Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Reports a 47% Increase in Second Quarter
Earnings Per Share of $0.25 vs. $0.17
•	Net sales increased 18.5% to $551.4 million with comparable sales increasing 12.8%
     Fort Myers, FL - August 17, 2011 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2011 second quarter and six months ended July 30, 2011.
Net Income and Earnings per Share
     The Company reported an increase of 47% in earnings per share with net income totaling $43.4 million, or $0.25 per diluted share for the second quarter compared to net income of $30.5 million, or $0.17 per diluted share for the same period last year.
     For the six months ended July 30, 2011, the Company reported an increase of 38% in earnings per share with net income totaling $89.3 million or $0.51 per diluted share, compared to net income of $65.9 million, or $0.37 per diluted share reported for the same period last year.
Net Sales
     Net sales for the quarter increased 18.5% to $551.4 million from $465.4 million in last year’s second quarter. Consolidated comparable sales increased 12.8% for the quarter following a 7.6% increase for the same period last year reflecting our compelling fashion offering and effective merchandising and marketing. The Chico’s/Soma Intimates brands’ comparable sales increased 11.9% following a 5.5% increase for the same period last year, and the White House | Black Market (“WH|BM”) brand’s comparable sales increased 14.9% following a 12.5% increase for the same period last year.
Gross Margin
     Gross margin for the second quarter of $309.3 million, or 56.1% of net sales, represents a 40 basis point improvement over last year’s second quarter driven by increased full-price selling partially offset by successful planned promotional activity.

Selling, General and Administrative Expenses
     Selling, general and administrative expenses for the second quarter of $240.4 million, or 43.6% of net sales, represents an improvement of 190 basis point over last year’s second quarter due to the sales leverage impact on store personnel and occupancy costs, slightly offset by higher performance based compensation.
Inventories
     For the total company, weeks of inventory supply on hand decreased approximately 4% compared to the prior year, reflecting initiatives to drive inventory productivity. While in-store inventories increased approximately $16.5 million over last year, or 8% per square foot, this increase is consistent with our mix of new store growth and sales trends. The balance of our inventories increased primarily due to timing of deliveries, planned net new third quarter store openings and our expanding DTC channel.
Share Repurchase Program
     During the second quarter of 2011, the Company repurchased 4.3 million shares for $61.2 million and has $84.2 million remaining under the original $200 million authorization approved by the Board of Directors in August 2010.
ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,221 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 598 boutiques and 78 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
White House | Black Market currently operates 354 boutiques and 25 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whbm.com.
Soma Intimates is the Company’s developing concept with 150 boutiques and 16 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	July 30, 2011		July 31, 2010		July 30, 2011		July 31, 2010
		% of		% of		% of		% of
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net Sales:
Chico’s/Soma Intimates	$749,258	68.8	$656,360	69.3	$374,324	67.9	$319,660	68.7
White House | Black Market	339,349	31.2	290,599	30.7	177,125	32.1	145,711	31.3

Total net sales	1,088,607	100.0	946,959	100.0	551,449	100.0	465,371	100.0

Cost of goods sold	461,617	42.4	406,173	42.9	242,122	43.9	206,164	44.3

Gross margin	626,990	57.6	540,786	57.1	309,327	56.1	259,207	55.7

Selling, general and administrative expenses:
Store and direct operating expenses	364,977	33.5	333,501	35.2	183,461	33.3	164,853	35.4
Marketing	51,971	4.8	47,091	5.0	21,073	3.8	18,011	3.9
National Store Support Center	68,253	6.3	57,782	6.1	35,822	6.5	28,982	6.2

Total selling, general and administrative expenses	485,201	44.6	438,374	46.3	240,356	43.6	211,846	45.5

Income from operations	141,789	13.0	102,412	10.8	68,971	12.5	47,361	10.2
Interest income, net	820	0.1	844	0.1	420	0.1	394	0.0

Income before income taxes	142,609	13.1	103,256	10.9	69,391	12.6	47,755	10.2
Income tax provision	53,300	4.9	37,400	3.9	26,000	4.7	17,300	3.7

Net income	$89,309	8.2	$65,856	7.0	$43,391	7.9	$30,455	6.5

Per share data:

Net income per common share-basic	$0.51		$0.37		$0.25		$0.17

Net income per common & common equivalent share–diluted	$0.51		$0.37		$0.25		$0.17

Weighted average common shares outstanding–basic	173,082		177,417		171,282		177,499

Weighted average common & common equivalent shares outstanding–diluted	174,298		178,807		172,495		178,774

Dividends declared per share	$0.15		$0.12		$0.05		$0.04

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	July 30,	January 29,	July 31,
	2011	2011	2010
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$56,109	$14,695	$17,559
Marketable securities, at fair value	448,211	534,019	469,829
Receivables	5,619	3,845	7,483
Income tax receivable	11,303	6,565	657
Inventories	190,745	159,814	146,899
Prepaid expenses	31,184	26,851	27,018
Deferred taxes	9,084	10,976	9,823

Total Current Assets	752,255	756,765	679,268

Property and Equipment:
Land and land improvements	43,314	42,468	42,080
Building and building improvements	92,864	89,328	85,628
Equipment, furniture and fixtures	463,130	428,217	406,682
Leasehold improvements	436,432	426,141	418,585

Total Property and Equipment	1,035,740	986,154	952,975
Less accumulated depreciation and amortization	(510,958)	(468,777)	(425,498)

Property and Equipment, Net	524,782	517,377	527,477

Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets	38,930	38,930	38,930
Deferred taxes	—	964	39,597
Other assets, net	5,532	5,211	4,940

Total Other Assets	141,236	141,879	180,241

	$1,418,273	$1,416,021	$1,386,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$132,703	$106,680	$101,595
Accrued liabilities	91,885	94,837	93,592
Current portion of deferred liabilities	21,150	19,760	19,681

Total Current Liabilities	245,738	221,277	214,868

Noncurrent Liabilities:
Deferred liabilities	130,196	129,837	137,437

Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,722	1,779	1,789
Additional paid-in capital	293,881	282,528	276,000
Retained earnings	746,006	780,212	756,043
Accumulated other comprehensive income	730	388	849

Total Stockholders’ Equity	1,042,339	1,064,907	1,034,681

	$1,418,273	$1,416,021	$1,386,986

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 30,	July 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89,309	$65,856

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	48,353	46,636
Deferred tax expense (benefit)	4,845	(3,628)
Stock-based compensation expense	8,365	5,950
Excess tax benefit from stock-based compensation	(1,642)	(1,011)
Deferred rent and lease credits	(9,167)	(8,037)
Loss on disposal of property and equipment	1,756	1,813
Decrease (increase) in assets —
Receivables, net	(1,774)	(3,578)
Income tax receivable	(4,738)	(346)
Inventories	(30,931)	(8,382)
Prepaid expenses and other	(5,904)	(2,666)
Increase in liabilities —
Accounts payable	17,417	15,203
Accrued and other deferred liabilities	6,637	2,110

Total adjustments	33,217	44,064

Net cash provided by operating activities	122,526	109,920

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in marketable securities	86,150	(82,884)
Purchases of property and equipment, net	(56,265)	(34,380)

Net cash provided by (used in) investing activities	29,885	(117,264)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,762	1,378
Excess tax benefit from stock-based compensation	1,642	1,011
Dividends paid	(17,521)	(14,282)
Repurchase of common stock	(97,880)	(247)

Net cash used in financing activities	(110,997)	(12,140)

Net increase (decrease) in cash and cash equivalents	41,414	(19,484)
CASH AND CASH EQUIVALENTS, Beginning of period	14,695	37,043

CASH AND CASH EQUIVALENTS, End of period	$56,109	$17,559

Chico’s FAS, Inc.
Boutique Count and Square Footage
As of July 30, 2011

	As of	New		As of
	4/30/2011	Stores	Closures	7/30/2011
Store count:

Chico’s frontline boutiques	595	4	(1)	598
Chico’s outlets	71	6	—	77
WH|BM frontline boutiques	350	8	(2)	356
WH|BM outlets	24	1	—	25
Soma frontline boutiques	134	16	(2)	148
Soma outlets	10	5	(1)	14

Total Chico’s FAS, Inc.	1,184	40	(6)	1,218

				Remodels/
				Relos and
	As of	New		change in	As of
	4/30/2011	Stores	Closures	SSF	7/30/2011
Net selling square footage (SSF):

Chico’s frontline boutiques	1,605,751	11,464	(1,120)	3,777	1,619,872
Chico’s outlets	185,056	13,450	—	—	198,506
WH|BM frontline boutiques	730,625	16,596	(4,561)	3,114	745,774
WH|BM outlets	46,346	1,892	—	—	48,238
Soma frontline boutiques	273,348	34,112	(4,051)	(677)	302,732
Soma outlets	18,154	9,552	(1,971)	—	25,735

Total Chico’s FAS, Inc.	2,859,280	87,066	(11,703)	6,214	2,940,857